Exhibit 10.10

[PortalPlayer, Inc. Letterhead]

May 6, 2004

Mr. Svend-Olav Carlsen

16771 Dry Creek Ct.

Morgan Hill, CA 95037

Dear Olav:

PortalPlayer, Inc. is pleased to offer you the following position:

Title: VP, Chief Financial Officer

Reporting to: Gary Johnson

Initial salary: $190,000 (annualized salary)

Stock Options. It will be recommended, subject to the approval of our Board of Directors, that you receive 537,500 employee stock options under the provisions of PortalPlayer’s Employee Stock Option Plan. Such options shall vest over four years with a fourth of the options vesting at the end of the first year and then monthly thereafter. The preceding statements regarding stock options do not constitute a promise of compensation and are not intended to create any obligation on the part of the Company.

In the event of a Change of Control at PortalPlayer, Inc., you will vest 50% of the unvested options remaining over the term of this four-year vesting program.

Definition of “Change of Control”. For all purposes under this letter, “Change of Control” shall mean any of the following:

(i)	a sales of all or substantially all of the assets of PortalPlayer, Inc.;

(ii)	the acquisition of more than fifty percent (50%) of the common stock of PortalPlayer, Inc. (with all classes or series thereof treated as a single class) by any person or group of persons;

(iii)	a reorganization of PortalPlayer, Inc. wherein the holders of common stock of PortalPlayer, Inc. receive stock in another company (other than a subsidiary of PortalPlayer, Inc.), a merger of PortalPlayer, Inc. with another company wherein there is a fifty percent (50%) or greater change in the ownership of the common stock of PortalPlayer, Inc. as a result of such merger, or any other transaction in which PortalPlayer, Inc. (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation; or

(iv)

in the event that the common stock is traded on an established securities market, a public announcement that any person has acquired or has the right acquire beneficial ownership of more than fifty percent (50%) of the then-outstanding common stock and for this purpose the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of

PortalPlayer, Inc. 3255 Scott Boulevard, Bldg. 1, Santa Clara, California 95054 Telephone 408.521.7000 Facsimile 408.855.0841 www.portalplayer.com the Securities and Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than fifty percent (50%0 of the then outstanding Common Stock.

Bonus. As additional cash compensation you shall be entitled to participate in the employee bonus program as approved by the BOD. Your target bonus percentage for 2004 will be 50% of applicable salary.

Benefits. PortalPlayer has an attractive benefits package for employees including major medical, dental and life insurance programs, disability plans, paid time off, and 401(k) retirement savings plan.

Proprietary Information and Inventions Agreement. As with all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, attached as Exhibit A.

Verification of Right to work in the United States. In order to comply with the Immigration Reform and Control Act of 1986, you are required to produce on your first day of employment, documents which will prove your legal right to work in the United States. These documents include: a passport, or alien registration card, OR one document evidencing employment authorization, AND one document evidencing identity.

This offer is contingent upon verification of these documents as well as a background check.

Entire Agreement. This letter and all of the exhibits attached hereto contain all of the terms of your employment with the Company and supersede any other understandings or agreements, oral or written, between you and the Company.

Should you accept this offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason or no reason, at any time and without notice. Any statements or representations to the contrary should be regarded by you as ineffective. Your participation in any stock option plan or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

You acknowledge that this offer is made to you in confidence. The Company asks that you not disclose its terms to anyone outside of your immediate family.

This offer will expire May 10, 2004. As confirmation of your acceptance, please sign and return a copy of this letter as soon as possible, or fax this letter to my attention to 408 521-7083. If you have any questions regarding PortalPlayer’s policies or procedures, or your offer, please don’t hesitate to call me at 408 521-7030.

PortalPlayer, Inc. 3255 Scott Boulevard, Bldg. 1, Santa Clara, California 95054 Telephone 408.521.7000 Facsimile 408.855.0841 www.portalplayer.com

We’re looking forward to your joining PortalPlayer’s team and are confident you will make a major contribution our company.

AGREED AND ACCEPTED:	Sincerely,

May 10, 2004	/s/ Gary Johnson
Date Signed	Gary Johnson
CEO
PortalPlayer, Inc.

/s/ Svend-Olav Carlsen
Svend-Olav Carlsen

Start Date:    June 7th or earlier

PortalPlayer, Inc. 3255 Scott Boulevard, Bldg. 1, Santa Clara, California 95054 Telephone 408.521.7000 Facsimile 408.855.0841 www.portalplayer.com